FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES SECOND QUARTER 2018 FINANCIAL RESULTS

COLUMBIA, MD - August 14, 2018 - GSE Systems, Inc. (GSE or the Company) (Nasdaq: GVP), a leading provider of professional and technical engineering, staffing services and simulation software to clients in the power and process industries, today announced financial results for the second quarter (Q2) ended June 30, 2018.

Q2 2018 vs. Q2 2017 OVERVIEW

	Revenue increased 44% to $24.7 million from $17.1 million.
	Gross profit rose 26% to $6.3 million from $5.0 million.
	Net income increased 19% to $1.0 million, or $0.05 per diluted share, compared to $0.8 million, or $0.04 per diluted share.
	Adjusted net income[1] grew 86% to $2.5 million, or $0.13 per diluted share, from $1.4 million, or $0.07 per diluted share.
	Adjusted EBITDA[1] rose 34% to $2.4 million from $1.8 million.
	New orders increased 98% to $16.0 million from $8.1 million.

At June 30, 2018

	Cash and cash equivalents of $10.5 million, including $0.5 million of restricted cash.
	Total debt of $9.5 million.
	Working capital of $11.4 million and current ratio of 1.6x.
	Backlog of $68.1 million.

1 Refer to the non-GAAP reconciliation tables at the end of this press release for a definition of "adjusted EBITDA" and "adjusted net income".

Kyle J. Loudermilk, GSE's President and Chief Executive Officer, said, "On a year-over-year basis, GSE's second quarter 2018 revenue increased 44% to $24.7 million, adjusted EBITDA grew 34% to $2.4 million and adjusted net income rose 86% to $2.5 million, all of which are the highest quarterly levels in the Company's history. Our acquisitions of Absolute Consulting and True North Consulting helped drive this quarter's strong performance, demonstrating the significant potential of our strategy to scale GSE and create value through rolling up a fractured vendor ecosystem in the nuclear power industry.  With approximately $25 million of available liquidity, consisting of $10 million of cash and $15 million under our delayed draw term loan, we are ready to evaluate and pursue a robust pipeline of additional potential value-creating strategic acquisitions."

Q2 2018 RESULTS
Q2 2018 revenue increased $7.6 million to $24.7 million, from $17.1 million in Q2 2017, primarily driven by the acquisition of Absolute Consulting, LLC ("Absolute") in September 2017, and to a lesser extent by the acquisition of True North Consulting ("True North") on May 11, 2018.

	Three months ended		Six months ended
	June 30,		June 30,
Revenue	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Performance	$10,864	$11,686	$20,765	$21,356
NITC	13,834	5,439	26,828	12,111
Total Revenue	$24,698	$17,125	$47,593	$33,467

Performance Improvement Solutions ("Performance") revenue totaled $10.9 million and $11.7 million for Q2 2018 and Q2 2017, respectively. The Company recorded total Performance orders of $8.6 million and $4.2 million for Q2 2018 and Q2 2017, respectively. The decrease in revenue was primarily due to the following: a decline of $1.8 million in revenue due to timing differences, as some of the 2017 major projects were completed in late 2017 or early 2018; the fact that some major projects from new orders will start in the second half of 2018; and a decline of $0.3 million from foreign subsidiaries as a result of the winding down of the international subsidiaries. The decrease was partially offset by the acquisition of True North, which contributed $1.3 million of revenue to the segment since the acquisition.

Nuclear Industry Training and Consulting ("NITC") revenue increased 154% to $13.8 million for Q2 2018 from $5.4 million for Q2 2017. NITC orders totaled $7.4 million and $3.9 million for Q2 2018 and Q2 2017, respectively. The increase in revenue was largely due to the acquisition of Absolute which contributed $7.5 million of revenues to the current year, and an increase of $0.9 million from Hyperspring due to overall increased staff augmentation needs from industry.

Q2 2018 gross profit increased to $6.3 million, or 26% of revenue, from $5.0 million, or 29% of revenue, in Q2 2017.

(in thousands)	Three months ended June 30,				Six months ended June 30,
Gross profit	2018	%	2017	%	2018	%	2017	%
	(unaudited)		(unaudited)		(unaudited)		(unaudited)
Performance	$4,429	40.8%	$4,389	37.6%	$7,680	37.0%	$7,433	34.8%
NITC	1,911	13.8%	628	11.5%	3,558	13.3%	1,706	14.1%
Gross Profit	$6,340	25.7%	$5,017	29.3%	$11,238	23.6%	$9,139	27.3%

Performance gross profit for Q2 2018 was $4.4 million, or 40.8% gross margin, compared to $4.4 million, or 37.6% gross margin, in Q2 2017. The year-over-year increase in gross margin for Performance was primarily driven by cost savings realized in Q2 2018 for a major project, which resulted in a revenue recognition of $0.7 million related to performance obligations satisfied in previous periods.

NITC gross profit for Q2 2018 was $1.9 million, or 13.8% gross margin, compared to approximately $0.6 million, or 11.5% gross margin, in Q2 2017. The lower gross profit percentage in Q2 2017 was primarily due to lower margin projects from a major customer in 2017.

Selling, general and administrative ("SG&A") expenses in Q2 2018 totaled $4.8 million, or 19.4% of revenue, compared to $3.8 million, or 22.0% of revenue, in Q2 2017. The year-over-year increase in SG&A expenses was primarily driven by the acquisition of Absolute, which contributed $0.4 million to Q2 2018 SG&A expenses, as well as transaction costs of $0.5 million related to the True North acquisition and higher labor costs of $0.1 million due to higher headcount.

On December 27, 2017, the Board of GSE Systems, Inc. approved an international restructuring plan to streamline and optimize the Company's global operations. As previously announced, the Company expected restructuring charges to total $2.0 million, excluding any tax impacts and cumulative translation adjustments. The Company recorded restructuring charges of $0.2 million in Q2 2018, primarily consisting of lease termination costs, employee severance costs and other charges. As of June 30, 2018, the Company had recorded accumulated restructuring charges of $1.8 million, and expects to record the remaining restructuring charges of approximately $0.2 million by the end of 2018. These restructuring charges exclude cumulative translation adjustment losses of approximately $1.6 million, assuming currency rates at June 30, 2018, which will be recorded as a charge against net income upon liquidation of the respective foreign subsidiaries. The Company also expects to recognize tax benefits related to the liquidation of these subsidiaries that may offset the majority of the currency translation adjustment losses.

Depreciation expenses totaled $0.2 million in Q2 2018, compared to $0.1 million in Q2 2017. The year over year increase was primarily due to the acquisition of Absolute and the depreciation of additional leasehold improvements as the Company relocated most of its corporate functions to a new location in Columbia, Maryland in March 2018.

Amortization of definite-lived intangible assets increased to $0.3 million in Q2 2018, compared to $34,000 in Q2 2017. The increase in amortization of definite-lived intangible assets in 2018 was primarily due to acquisitions of Absolute and True North. In Q2 2018, Absolute and True North's amortization expenses totaled $0.2 million and $0.1 million, respectively.

Operating income was approximately $0.7 million and $0.8 in Q2 2018 and Q2 2017, respectively. The change was primarily driven by the items discussed above.

Net income for Q2 2018 totaled approximately $1.0 million, or $0.05 per basic and diluted share, compared to $0.8 million, or $0.04 per basic and diluted share, in Q2 2017. The change was primarily driven by the changes in operating income, (loss) gain on derivative instruments, net, and (benefit) provision for income taxes.

Adjusted net income1, which excludes from net income the impact of gain/loss from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, impact of the change in fair value of derivative instruments, acquisition expenses, amortization of intangible assets related to acquisitions, and bankruptcy related expense, was approximately $2.5 million, or $0.13 per diluted share, compared to approximately $1.4 million, or $0.07 per diluted share, in Q2 2017.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for Q2 2018 was $1.2 million compared to $1.3 million in Q2 2017.

Adjusted EBITDA1, which excludes from EBITDA the impact of gain/loss from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, impact of the change in fair value of derivative instruments, acquisition expenses, and bankruptcy related expense, totaled approximately $2.4 million and $1.8 million for Q2 2018 and Q2 2017, respectively.

BACKLOG AND CASH POSITION
Backlog at June 30, 2018 was $68.1 million, compared to $71.4 million at December 31, 2017. Backlog at June 30, 2018, included $43.6 million of Performance backlog, $4.6 million of which was attributable to True North, and $24.5 million of NITC backlog.

GSE's cash position at June 30, 2018, was $10.5 million, including $0.5 million of restricted cash, as compared to $20.1 million, including $1.0 million of restricted cash, at December 31, 2017. The change in cash position was primarily driven by the timing difference of cash collection and payments in different periods.

CONFERENCE CALL
Management will host a conference call today at 4:30 pm Eastern Time to discuss Q2 2018 results as well as other matters.

Interested parties may participate in the call by dialing:
	(877) 407-9753 (Domestic)
	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
http://www.investorcalendar.com/event/34215

For those who cannot listen to the live broadcast, an online webcast replay will be available at www.gses.com or through November 14, 2018 at the following link: http://www.investorcalendar.com/event/34215

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a leading provider of professional and technical engineering, staffing services, and simulation software to clients in the power and process industries.  GSE's products and services are tailored to help customers achieve performance excellence in design, training, compliance, and operations. The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in Columbia, Maryland; Navarre, Florida; Montrose, Colorado; and Beijing, China. Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Chris Sorrells	Kalle Ahl, CFA
Chief Operating Officer	(212) 836-9614
GSE Systems, Inc.	kahl@equityny.com
(410) 970-7802

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017

Revenue	$24,698	$17,125	$47,593	$33,467
Cost of revenue	18,358	12,108	36,355	24,328
Gross profit	6,340	5,017	11,238	9,139

Operating expenses:
Selling, general and administrative	4,793	3,774	9,320	7,366
Research and development	189	348	518	750
Restructuring charges	190	-	1,107	45
Depreciation	176	99	279	175
Amortization of definite-lived intangible assets	312	34	462	98
Total operating expenses	5,660	4,255	11,686	8,434

Operating income (loss)	680	762	(448)	705

Interest (expense) income, net	(61)	18	(39)	45
(Loss) gain on derivative instruments, net	(91)	315	(247)	155
Other income (expense), net	4	(34)	29	(37)
Income (loss) before income taxes	532	1,061	(705)	868
(Benefit) provision for income taxes	(449)	234	(190)	307
Net income (loss)	$981	$827	$(515)	$561

Basic earnings (loss) per common share	$0.05	$0.04	$(0.03)	$0.03

Diluted earnings (loss) per common share	$0.05	$0.04	$(0.03)	$0.03

Weighted average shares outstanding - Basic	19,651,441	19,196,133	19,580,046	19,154,297

Weighted average shares outstanding - Diluted	20,029,123	19,561,245	19,580,046	19,471,794

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected Balance Sheet Data (in thousands)

	June 30, 2018	December 31, 2017
	(unaudited)	(audited)
Cash and cash equivalents	$9,959	$19,111
Restricted cash - current	523	960
Current assets	31,752	36,863
Total assets	59,778	56,182

Current liabilities	$20,389	$25,252
Long-term liabilities	8,992	1,258
Stockholders' equity	30,397	29,672

EBITDA and Adjusted EBITDA Reconciliation (in thousands)
EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate the Company's results because each measure excludes certain items that are not directly related to the Company's core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. Our management uses EBITDA and Adjusted EBITDA and other non-GAAP measures to evaluate the performance of our business and make certain operating decisions (e.g., budgeting, planning, employee compensation and resource allocation). This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G is as follows:

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income (loss)	$981	$827	$(515)	$561
Interest (expense) income, net	61	(18)	39	(45)
(Benefit) provision for income taxes	(449)	234	(190)	307
Depreciation and amortization	573	250	944	507
EBITDA	1,166	1,293	278	1,330
Change in fair value of contingent consideration	-	43	-	297
Restructuring charges	190	-	1,107	45
Stock-based compensation expense	401	650	1,028	1,246
Impact of the change in fair value of derivative instruments	91	(315)	247	(155)
Acquisition-related expense	491	-	491	-
Bankruptcy related expense	65	122	65	122
Adjusted EBITDA	$2,404	$1,793	$3,216	$2,885

Adjusted Net Income and Adjusted EPS Reconciliation (in thousands, except per share amounts)
Adjusted Net Income and adjusted earnings per share (adjusted EPS) are not measures of financial performance under GAAP. Management believes adjusted net income and adjusted EPS, in addition to other GAAP measures, provide meaningful supplemental information regarding our operational performance. Our management uses Adjusted Net Income and other non-GAAP measures to evaluate the performance of our business and make certain operating decisions (e.g., budgeting, planning, employee compensation and resource allocation). This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP adjusted net income and adjusted EPS to GAAP net income, the most directly comparable GAAP financial measure, in accordance with SEC Regulation G is as follows:

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income (loss)	$981	$827	$(515)	$561
Change in fair value of contingent consideration	-	43	-	297
Restructuring charges	190	-	1,107	45
Stock-based compensation expense	401	650	1,028	1,246
Impact of the change in fair value of derivative instruments	91	(315)	247	(155)
Acquisition-related expense	491	-	491	-
Amortization of intangible assets related to acquisitions	312	34	462	98
Bankruptcy related expense	65	122	65	122
Adjusted net income	$2,531	$1,361	$2,885	$2,214

Diluted income (loss) per common share	$0.05	$0.04	$(0.03)	$0.03

Adjusted earnings per common share - Diluted	$0.13	$0.07	$0.14	$0.11

Weighted average shares outstanding - Diluted(1)	20,029,123	19,561,245	19,920,034	19,471,794

(1) During the six months ended June 30, 2018, the Company reported a GAAP net loss and positive adjusted net income. Accordingly, there were 339,988 dilutive shares from options and RSUs included in the adjusted earnings per common share calculation for the six months ended June 30, 2018, that were considered anti-dilutive in determining the GAAP diluted loss per common share.